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                                                                     EXHIBIT 4.2

                             SUPPLEMENTAL INDENTURE
                             ----------------------

          SUPPLEMENTAL INDENTURE (this "Supplemental Indenture"), dated as of March 26, 1999, by and among Avalon Cable LLC, a Delaware limited liability company ("Avalon LLC"), Avalon Cable of Michigan Holdings, Inc., a Delaware corporation ("Michigan Holdings"), Avalon Cable Holdings Finance, Inc., a Delaware corporation ("Avalon Finance"), Avalon Cable of Michigan, Inc., a Pennsylvania corporation ("Avalon Michigan Inc."), and The Bank of New York, a New York banking corporation, as trustee under the indenture referred to below (the "Trustee").

                              W I T N E S S E T H

          WHEREAS, Avalon LLC, Michigan Holdings and Avalon Finance have heretofore executed and delivered to the Trustee an indenture (the "Indenture") dated as of December 10, 1998 providing for the issuance of an aggregate principal amount at issuance of up to $160.4 million of 11 7/8% Senior Discount Notes due 2008 (the "Senior Discount Notes");

          WHEREAS, the Reorganization (as defined in the Indenture) has occurred;

          WHEREAS, pursuant to the Reorganization, Avalon Michigan Inc. assumed the obligations of Michigan Holdings under the Indenture and the Senior Discount Notes;

          WHEREAS, immediately thereafter and pursuant to the Reorganization, Avalon LLC assumed the liabilities and obligations of Avalon Michigan Inc. under the Indenture and the Senior Discount Notes;

          WHEREAS, in connection with the foregoing and as contemplated by the Indenture, Michigan Holdings and Avalon Michigan Inc. shall guarantee the obligations of Avalon LLC under the Indenture and Senior Discount Notes after the Reorganization;

          WHEREAS, as a result of a foregoing and as contemplated by the Indenture, the Issuers for purposes of the Indenture are now Avalon LLC and Avalon Finance; and

          WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

          NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders of the Senior Discount Notes as follows:

          1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
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          2.   AGREEMENT TO GUARANTEE. Each of Michigan Holdings and Avalon
Michigan Inc. hereby agrees as follows:

          (a) Along with all other Guarantors (if any) named from time to time in the Indenture, to jointly and severally Guarantee, to the extent of the obligation of Avalon LLC therefor, to each Holder of a Senior Discount Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Senior Discount Notes or the obligations of the Issuers hereunder or thereunder, that:

               (i) the principal of and interest on the Senior Discount Notes will be promptly paid in full when due, subject to any applicable grace period, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Senior Discount Notes, if any, if lawful, and all other obligations of Avalon LLC to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof, subject to the limitations set forth in Section 2 (h) below; and

               (ii) in case of any extension of time of payment or renewal of any Senior Discount Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

                    Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason each of Michigan Holdings and Avalon Michigan Inc., to the extent of the obligation of Avalon LLC therefor, and the other Guarantors shall be jointly and severally obligated to pay the same immediately.

          (b) The obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Senior Discount Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Senior Discount Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuers, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.

          (c) The following is hereby waived: diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or

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               bankruptcy of the Issuers, any right to require a proceeding first against the Issuers, protest, notice and all demands whatsoever.

          (d) This Senior Discount Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Senior Discount Notes and the Indenture.

          (e) If any Holder or the Trustee is required by any court or otherwise to return to the Issuers, the Guarantors, or any custodian, trustee, liquidator or other similar official acting in relation to any of the Issuers or the Guarantors, any amount paid by any of them to the Trustee or such Holder, this Senior Discount Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

          (f) Michigan Holdings and Avalon Michigan Inc. shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.

          (g) As between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in
               Article 6 of the Indenture for the purposes of this Senior Discount Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in
               Article 6 of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Senior Discount Note Guarantee.

          (h) Michigan Holdings and Avalon Michigan Inc., and by its acceptance hereof each Holder and the Trustee, hereby confirms that it is the intention of all such parties that each Senior Discount Note Guarantee not constitute a fraudulent transfer or conveyance for purposes of Title 11 of the United States Code, as amended, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar U.S. Federal or state or other applicable law. To effectuate the foregoing intention, the Holders, Michigan Holdings and Avalon Michigan Inc. hereby irrevocably agree that the obligations of each Guarantor under each Senior Discount Note Guarantee shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor pursuant to Section 2(i), result in the obligations of such Guarantor not constituting such a fraudulent transfer or conveyance.

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          (i)  In order to provide for just and equitable contribution among the
               Guarantors, the Guarantors agree, inter se, that in the event any payment or distribution is made by any Guarantor (a "Funding Guarantor") under a Senior Discount Note Guarantee, as the case may be, such Funding Guarantor shall be entitled to a contribution from all other Guarantors (if any) in a pro rata amount, based on the net assets of each Guarantor (including the Funding Guarantor), determined in accordance with GAAP, subject to Section 2(h), for all payments, damages and expenses incurred by such Funding Guarantor in discharging the Issuers' obligations with respect to the Senior Discount Notes or any other
               Guarantor's obligations under a Senior Discount Note Guarantee, as the case may be.

          (j) Each Guarantor agrees, and the Trustee and each Holder of the Senior Discount Notes, whether upon original issue or upon transfer, assignment or exchange thereof, accepts and agrees that all claims against an Issuer that arise from payments of the principal of and interest on the Senior Discount Notes pursuant to each Senior Discount Note Guarantee made by or on behalf of each Guarantor shall be subject and subordinated to, and no payment with respect to any such claim of such Guarantor shall be made before, the payment in full in cash of all outstanding Senior Discount Notes in accordance with the provisions provided therefor in the Indenture.

          (k) This Supplemental Indenture shall constitute a Senior Discount Note Guarantee of each of Michigan Holdings and Avalon Michigan Inc. for purposes of the Indenture.

          (l) This Supplemental Indenture inures to the benefit of and is enforceable by the Trustee, the Holders and their successors, transferees and assigns.

          3. EXECUTION AND DELIVERY. Each of Michigan Holdings and Avalon Michigan Inc. agrees that this Senior Discount Note Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Senior Discount Note a notation of such Senior Discount Note Guarantee.

          4. RELEASE. In the event of a sale or other disposition of all of the assets of each of Michigan Holdings or Avalon Michigan Inc., by way of merger, consolidation or otherwise, or a sale or other disposition of all to the capital stock thereof, then Michigan Holdings or Avalon Michigan Inc., as applicable (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the capital stock thereof) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets thereof) will, upon notice to the Trustee of its intention to be so released, be released and relieved of any obligations under its Senior Discount Note Guarantee.

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          5.   THE ISSUERS. As of the date hereof and after giving effect to the
Reorganization, as contemplated by the Indenture, the Issuers are Avalon LLC and Avalon Finance.

          6. NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, manager, member or stockholder of any Person who is or was an Issuer or Guarantor under the Senior Discount Notes, as such, shall have any liability for any obligations under the Senior Discount Notes, the Senior Discount Note Guarantees or the Indenture or any related documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Senior Discount Notes by accepting a Senior Discount Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Discount Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

          7. FEES AND EXPENSES. Avalon Holdings and Avalon Michigan Inc. hereby agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under this Senior Discount Note Guarantee.

          8. NEW YORK LAW TO GOVERN. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

          9. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

          10. EFFECT ON INDENTURE. Except as expressly supplemented by this Supplemental Indenture, the provisions of the Indenture shall remain unchanged and in full force and effect. From and after the date of this Supplemental Indenture, any reference in the Indenture to the Indenture shall be deemed to be a reference to the Indenture as supplemented by this Supplemental Indenture.

          11. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

          12. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by Michigan Holdings, Avalon Michigan Inc. and the Issuers.


                                 *  *  *  *  *

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          IN WITNESS WHEREOF, the parties hereto have caused this Supplemental
Indenture to be duly executed, all as of the date first above written.


                                    AVALON CABLE LLC


                                    By: /s/ Joel C. Cohen
                                       -------------------------
                                         Name: Joel C. Cohen
                                         Title: President


                                    AVALON CABLE HOLDINGS FINANCE, INC.


                                    By: /s/ Joel C. Cohen
                                        -------------------------
                                         Name: Joel C. Cohen
                                         Title:  President


                                    AVALON CABLE OF MICHIGAN
                                    HOLDINGS, INC., as a Guarantor


                                    By: /s/ Joel C. Cohen
                                       -------------------------
                                         Name: Joel C. Cohen
                                         Title: President

                                    AVALON CABLE OF MICHIGAN, INC., as
                                    a Guarantor


                                    By: /s/ Joel C. Cohen
                                       -------------------------
                                       Name: Joel C. Cohen
                                       Title: President

                                    THE BANK OF NEW YORK, as Trustee


                                    By: /s/ Mary La Gumina
                                        --------------------------------
                                       Name: Mary La Gumina
                                       Title: Assistant Vice President